Exhibit 99.1

NEWS RELEASE
COMPUWARE CORPORATION

Corporate Headquarters
One Campus Martius • Detroit, Michigan 48226
(313) 227-7300

For Immediate Release
October 31, 2014
Compuware Announces Completion of Spin-Off of Covisint

DETROIT, October 31, 2014 -- Compuware Corporation (“Compuware”) (Nasdaq: CPWR), the technology performance company, today announced that it has completed its previously announced distribution of all of its 31,384,920 shares of Covisint Corporation (“Covisint”) (Nasdaq: COVS) common stock as a pro rata dividend on shares of Compuware common stock, and on shares of Compuware common stock deliverable under restricted stock units relating to Compuware common stock (“RSUs”), outstanding on October 20, 2014, the record date.

Based on the number of Compuware shares outstanding and shares deliverable under RSUs as of October 20, 2014, the record date for the distribution, holders of Compuware common stock received 0.14025466 shares of Covisint common stock in the distribution with respect to each outstanding share of Compuware common stock they owned at the close of business on the record date, and holders of RSUs received 0.14025466 shares of Covisint common stock in the distribution with respect to each share of Compuware common stock deliverable under the RSUs they held at the close of business on the record date.

Fractional shares of Covisint common stock were not distributed to Compuware shareholders or RSU holders. Instead, the fractional shares of Covisint common stock will be aggregated and sold in the open market, with the net proceeds distributed pro rata in the form of cash payments to Compuware shareholders and RSU holders who would otherwise receive Covisint fractional shares. The spin-off is expected to be taxable for U.S. federal income tax purposes. Thus, the value of the Covisint common stock, as well as any cash received in lieu of fractional shares, will generally be taxable. Compuware shareholders and RSU holders should consult their tax advisors with respect to U.S. federal, state, local and foreign tax consequences of the distribution, including, without limitation, the potential imposition of withholding taxes on the distribution of Covisint common stock.

With the completion of the distribution, Compuware no longer owns shares of Covisint common stock.

Compuware common stock trades on Nasdaq under the symbol “CPWR.”  Covisint common stock trades on Nasdaq under the symbol “COVS.”

Compuware Corporation

Compuware Corporation is the technology performance company, and we exist solely to help our customers optimize the performance of their most important and innovative technologies-those that drive their businesses forward. Today, more than 7,100 companies, including many of the world's largest organizations, depend on Compuware and our new generation approach to performance management to do just that. Learn more at: http://www.compuware.com.

Compuware Announces Completion of Spin-Off of Covisint
October 31, 2014

Additional Information and Where to Find It

On October 6, 2014, Compuware filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies for a special meeting of shareholders related to the proposed acquisition of Compuware by affiliates of Thoma Bravo, LLC. Prior to the special meeting, Compuware will file with the SEC a definitive proxy statement, together with a WHITE proxy card. Promptly after filing the definitive proxy statement with the SEC, Compuware will mail the definitive proxy statement and a WHITE proxy card to each shareholder entitled to vote at the special meeting. INVESTORS AND SECURITY HOLDERS OF COMPUWARE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement (including the WHITE proxy card), the preliminary proxy statement, and any other documents filed by Compuware with the SEC (when they become available), may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Compuware’s website (http://www.compuware.com) or by writing to Compuware’s Secretary at One Campus Martius, Detroit, MI 48226.

Participants in the Solicitation

Compuware and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Compuware’s shareholders with respect to the proposed acquisition of Compuware by affiliates of Thoma Bravo, LLC. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Compuware’s shareholders is available in Compuware’s preliminary proxy statement. Additional information about Compuware’s directors and executive officers is set forth in the proxy statement on Schedule 14A filed with the SEC on February 14, 2014, and the Annual Report on Forms 10-K and 10-K/A for the fiscal year ended March 31, 2014.

Press Contact

Lisa Elkin, Senior Vice President, Marketing, Communications and Investor Relations, +1-313-227-7345

Certain statements in this release that are not historical facts, including those regarding the Company’s future plans, objectives and expected performance, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company’s reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.